Exhibit 99.1

Precigen Reports Second Quarter 2026 Financial Results Highlighted by Accelerating PAPZIMEOS Revenue Growth

•	PAPZIMEOS® net revenue of $53.1 million in the second quarter of 2026, more than double the prior quarter, reflects accelerating commercial momentum and broad US adoption

•	PAPZIMEOS revenue propelled the Company to quarterly profitability

•	Cash, cash equivalents, and investments totaled $38.7 million as of June 30, 2026, which together with proceeds from PAPZIMEOS revenue, is expected to support cash flow break-even by the end of 2026

•	PAPZIMEOS patient hub enrollment reached well over 500 patients across major centers and community practices, demonstrating expanding reach and ease of administration across treatment settings

•	FDA granted PAPZIMEOS seven-year market exclusivity, providing long-term protection against prospective competition

•	Conference call scheduled for 4:30 PM ET today

GERMANTOWN, MD, August 4, 2026 – Precigen, Inc. (Nasdaq: PGEN), a commercial-stage biopharmaceutical company specializing in the advancement of innovative precision medicines to improve the lives of patients, today announced second quarter 2026 financial results and business updates.

“We delivered a historic second quarter, with the rapid adoption of PAPZIMEOS demonstrating the strength of our groundbreaking science and innovative commercial strategy,” said Helen Sabzevari, PhD, President and CEO of Precigen. “This momentum provides a strong foundation for our next phase of growth as we work to expand PAPZIMEOS globally and into the pediatric population. PAPZIMEOS demonstrates the AdenoVerse platform’s ability to target HPV-associated diseases. We are building on that validated capability by advancing PRGN-2009 in HPV-driven cancers, with a pipeline update expected by year-end. With growing commercial momentum, a validated platform, and multiple opportunities ahead, we believe Precigen is well positioned to deliver sustained value for patients across various indications, the broader healthcare community, and our shareholders.”

“We continue to see the key elements of the PAPZIMEOS commercial launch drive revenue growth: 100% field engagement with our initial target accounts, active patient and HCP campaigns, a permanent J-code supporting access and site activations, payer coverage across nearly all insured US lives, growing physician consensus reflected in a RRP position paper, and continued patient hub enrollments,” said Phil Tennant, Chief Commercial Officer of Precigen. “This progress translated into strong quarterly revenue growth and increasing adoption across major medical centers and community practices as PAPZIMEOS becomes established as a new standard of care for adults with RRP. We remain focused on converting demand into treated patients and further expanding access to PAPZIMEOS across the RRP community.”

KEY PROGRAM HIGHLIGHTS

PAPZIMEOS®: First-line Standard of Care for the Treatment of Adults with RRP

PAPZIMEOS (zopapogene imadenovec-drba) is a non-replicating adenoviral vector-based immunotherapy designed to generate an immune response directed against HPV 6 and HPV 11 proteins in patients with recurrent respiratory papillomatosis (RRP). PAPZIMEOS has been approved by the US Food and Drug Administration (FDA) for the treatment of adults with RRP.

•	Broad US adoption: Well over 500 patients have registered through Precigen’s patient hub, with additional patients outside of the hub being identified and receiving treatment as institutions support patient access directly and independently.

•	Market exclusivity: PAPZIMEOS was granted seven years of market exclusivity by the FDA, providing long-term protection against prospective competition. PAPZIMEOS remains the first and only approved therapy for adults with RRP and the only treatment designed to target the underlying cause of the disease.

•	Broad payer coverage: PAPZIMEOS has payer coverage across approximately 315 million US lives through private health plans, Medicare, and Medicaid, representing nearly 100% of insured lives nationwide.

•	Permanent J-code: The Centers for Medicare and Medicaid Services assigned permanent J-code, J3404, to PAPZIMEOS, effective April 1, 2026. The J-code provides a standard pathway for reimbursement, helps institutions process claims more efficiently, and reduces uncertainty for sites that are still building PAPZIMEOS into their workflows.

•	First-line standard of care: An expert position paper sponsored and published by the Recurrent Respiratory Papillomatosis Foundation and authored by 16 leading RRP physicians recommended PAPZIMEOS as the first-line standard of care for adults with RRP in the United States.

•	Redosing study enrolling patients: The Company’s open-label study to evaluate redosing efficacy of zopapogene imadenovec in adults with RRP is currently enrolling (clinical trial identifier: NCT06538480).

•	MAA under review by the EMA: The European Medicines Agency (EMA) has validated and is reviewing the Marketing

Authorization Application (MAA) submitted in November 2025 for zopapogene imadenovec for the treatment of adults with RRP. PAPZIMEOS has been granted orphan drug designation from the European Commission.

PRGN-2009 AdenoVerse® Immunotherapy in HPV-associated Cancers

PRGN-2009 is an investigational AdenoVerse immunotherapy designed to activate the immune system to recognize and target HPV-associated cancers.

•	PRGN-2009 Phase 2 clinical trials under a cooperative research and development agreement (CRADA) with the National Cancer Institute (NCI) in newly diagnosed HPV-associated oropharyngeal cancer are ongoing.

•	A multicenter Phase 2 clinical trial of PRGN-2009 in combination with pembrolizumab in recurrent/metastatic cervical cancer is ongoing.

•	The Company plans to provide an update on progress across the AdenoVerse portfolio, including PRGN-2009, by the end of the year.

FINANCIAL RESULTS

“We are thrilled to report that Precigen achieved profitability in the second quarter, marking a significant milestone for the company. Net income was driven by strong PAPZIMEOS revenue of $53.1 million. As we progress through the third quarter of 2026, we are seeing continued growth in PAPZIMEOS demand," said Harry Thomasian Jr., Chief Financial Officer of Precigen. “Based upon our current revenue trajectory and present financial forecast, we continue to believe that our current cash position and anticipated cash to be received from PAPZIMEOS sales will fund operations through cash flow break-even by the end of 2026.”

Second Quarter 2026 Financial Results Compared to Prior Year Period

Total revenues were $55.0 million for the three months ended June 30, 2026, an increase of $54.1 million compared to the three months ended June 30, 2025. The significant increase in total revenues was primarily due to the recording of commercial sales of PAPZIMEOS. Revenues related to the sale of PAPZIMEOS for the three months ended June 30, 2026 were $53.1 million.

Cost of products and services increased by $1.7 million, compared to the three months ended June 30, 2025, almost entirely due to costs related to the recording of commercial sales of PAPZIMEOS following its FDA approval in August 2025. Prior to regulatory approval, costs associated with the production of PAPZIMEOS were expensed as research and development in accordance with the Company’s accounting policy. Upon FDA approval and the commencement of commercial sales, these costs are now capitalized as inventory and recognized in cost of product and services as product is sold.

R&D expenses decreased by $4.2 million, compared to the three months ended June 30, 2025, primarily due to the change in the accounting treatment of PAPZIMEOS manufacturing costs. The Company expects that R&D expenses will increase as the year progresses.

SG&A expenses increased by $6.1 million, compared to the three months ended June 30, 2025. This increase was primarily driven by commercial activities related to PAPZIMEOS following its FDA approval in August 2025. The higher expenses reflect increased costs to support commercialization, expanded marketing and promotional activities to drive product awareness and adoption, and increased personnel costs, including stock compensation expense.

In the three months ended June 30, 2025, the Company recorded $3.9 million in impairment related to its Exemplar reporting unit with no comparable charge in the second quarter of 2026.

Total other expense, net was $2.6 million for the three months ended June 30, 2026 compared to other income, net of $5.1 million for the three months ended June 30, 2025, a change of $7.7 million. This change was primarily attributable to the absence of a $4.5 million gain related to the decrease in the fair value of warrant liabilities that was recorded in the prior-year period. The remaining change primarily relates to an increase of $3.0 million in interest expense related to long term debt that originated in the third quarter of 2025.

Net income was $20.1 million, or $0.06 per basic and $0.05 per diluted share for the three months ended June 30, 2026, compared to a net loss of $26.6 million, or $(0.09) per basic and diluted share, for the three months ended June 30, 2025.

First Six Months 2026 Financial Results Compared to Prior Year Period

Total revenues were $78.2 million for the six months ended June 30, 2026, an increase of $76.0 million compared to the six months ended June 30, 2025. The significant increase in total revenues was primarily due to the recording of commercial sales of PAPZIMEOS. Revenues related to the sale of PAPZIMEOS for the six months ended June 30, 2026 were $74.7 million.

Cost of products and services increased by $3.2 million, compared to the six months ended June 30, 2025, almost entirely due to costs related to the recording of commercial sales of PAPZIMEOS following its FDA approval in August 2025. Prior to regulatory approval, costs associated with the production of PAPZIMEOS were expensed as research and development in accordance with the Company’s accounting policy. Upon FDA approval and the commencement of commercial sales, these costs are now capitalized as inventory and recognized in cost of product and services as product is sold.

R&D expenses decreased by $9.0 million, compared to the six months ended June 30, 2025, primarily due to the change in the accounting treatment of PAPZIMEOS manufacturing costs. The Company expects that R&D expenses will increase as the year progresses.

SG&A expenses increased by $14.8 million, compared to the six months ended June 30, 2025. This increase was primarily driven by commercial activities related to PAPZIMEOS following its FDA approval in August 2025. The higher expenses reflect increased costs to support commercialization, expanded marketing and promotional activities to drive product awareness and adoption, and increased personnel costs, including stock compensation expense.

In the six months ended June 30, 2025, the Company recorded $3.9 million in impairment related to its Exemplar reporting unit with no comparable charge in the six months ended June 30, 2026.

Total other expense, net decreased by $21.9 million, compared to the six months ended June 30, 2025. This decrease was primarily attributable to the absence of a $28.0 million charge related to the increase in the fair value of warrant liabilities that was recorded in the prior-year period. The remaining change (an increase in other expense) primarily relates to an increase of $5.9 million in interest expense related to long-term debt that was entered into in the third quarter of 2025.

Net income was $12.1 million, or $0.03 per basic and diluted share for the six months ended June 30, 2026, compared to a net loss of $80.8 million, or $(0.27) per basic and diluted share, for the six months ended June 30, 2025.

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Precigen: Advancing Medicine with Precision®

Precigen (Nasdaq: PGEN) is a commercial-stage biopharmaceutical company specializing in the advancement of innovative precision medicines to address difficult-to-treat diseases with high unmet patient need. Precigen is dedicated to advancing scientific breakthroughs from proof-of-concept through commercialization. With a strong commitment to innovation, Precigen is developing a robust pipeline of differentiated therapies across its core therapeutic areas of immuno-oncology, autoimmune disorders, and infectious diseases. For more information about Precigen, visit www.precigen.com or follow us on LinkedIn or YouTube.

Trademarks

Precigen, PAPZIMEOS, AdenoVerse, and Advancing Medicine with Precision are trademarks of Precigen and/or its affiliates. Other names may be trademarks of their respective owners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what the Company expects. Examples of forward-looking statements include, among others, information relating to the Company’s business and business plans, the success of efforts to commercialize PAPZIMEOS® (zopapogene imadenovec-drba) for the treatment of recurrent respiratory papillomatosis (RRP) in adults including the revenue that the Company expects to realize from such efforts, the Company’s ability to successfully obtain foreign regulatory approvals for PAPZIMEOS, expectations about the safety and efficacy of PAPZIMEOS, the ability of PAPZIMEOS to treat RRP, the Company’s future financial and operational results including the Company’s ability to reach quarterly profitability and cash flow break-even, and the Company’s ability to commence clinical studies or complete ongoing clinical studies for the Company’s clinical and pre-clinical stage candidates. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For further information on potential risks and uncertainties, and other important factors, any of which could cause the Company's actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

Investor Contact:

Steven M. Harasym

Tel: +1 (202) 365-2563

investors@precigen.com

Media Contact:

Donelle M. Gregory

press@precigen.com

Precigen, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$ 16,329	$ 30,234
Short-term investments	21,879	67,624
Receivables
Trade, net	71,866	3,916
Other	178	446
Inventory	20,245	9,581
Prepaid expenses and other	3,887	3,434
Total current assets	134,384	115,235
Long-term investments	490	2,511
Property, plant and equipment, net	12,802	13,758
Intangible assets, net	2,545	3,182
Goodwill	15,232	15,232
Right-of-use assets	4,135	4,679
Other assets	708	908
Total assets	$ 170,296	$ 155,505
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$ 5,304	$ 11,985
Accrued compensation and benefits	6,498	10,199
Other accrued liabilities	16,212	10,993
Indemnification accruals	—	2,476
Deferred revenue	284	517
Current portion of lease liabilities	1,055	1,136
Total current liabilities	29,353	37,306
Long-term debt	93,880	93,174
Lease liabilities, net of current portion	3,410	3,980
Other long-term liabilities	77	134
Total liabilities	126,720	134,594
Shareholders' equity
Additional paid-in capital	2,372,811	2,362,252
Accumulated deficit	(2,329,206)	(2,341,348)
Accumulated other comprehensive (loss) income	(29)	7
Total shareholders' equity	43,576	20,911
Total liabilities and shareholders' equity	$ 170,296	$ 155,505

Precigen, Inc. and Subsidiaries

Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except share	Three Months Ended June 30,		Six Months Ended June 30,
and per share data)	2026	2025	2026	2025
Revenues
Product revenues, net	$ 53,262	$ 41	$ 75,090	$ 244
Service revenues	1,716	815	3,140	1,953
Total revenues	54,978	856	78,230	2,197
Operating Expenses
Cost of products and services	2,805	1,092	5,364	2,192
Research and development	7,282	11,488	12,920	21,966
Selling, general and administrative	22,249	16,133	43,298	28,492
Impairment of goodwill	—	3,907	—	3,907
Total operating expenses	32,336	32,620	61,582	56,557
Operating income (loss)	22,642	(31,764)	16,648	(54,360)
Other Income (Expense), Net
Change in fair value of warrant liabilities	—	4,460	—	(28,021)
Interest expense	(2,953)	—	(5,861)	(1)
Interest income	366	696	1,049	1,614
Other income (expense), net	16	(31)	306	(24)
Total other income (expense), net	(2,571)	5,125	(4,506)	(26,432)
Income (loss) before income taxes	20,071	(26,639)	12,142	(80,792)
Income tax expense	—	(3)	—	(3)
Net income (loss)	$ 20,071	$ (26,642)	$ 12,142	$ (80,795)
Net income (loss) per share
Net income (loss) per share, basic	$ 0.06	$ (0.09)	$ 0.03	$ (0.27)
Net income (loss) per share, diluted	$ 0.05	$ (0.09)	$ 0.03	$ (0.27)
Weighted average shares outstanding, basic	356,893,568	296,434,726	355,599,477	295,164,303
Weighted average shares outstanding, diluted	413,686,865	296,434,726	412,552,647	295,164,303